For Immediate Release
                                        Date: July 17, 2003


                                        Contact: Ellie King, Assistant Secretary
                                                       630 Godwin Avenue
                                                       Midland Park, NJ 07432
                                                       201 - 444-7100


                                  PRESS RELEASE

                   Stewardship Financial Corporation Announces
                 Quarterly Earnings for the Second Quarter, 2003

Midland Park, NJ - July 17, 2003 - Stewardship Financial Corporation (OTC:SSFN), parent of Atlantic Stewardship Bank, announced today net income for the three
(3) months ended June 30, 2003, of $862,000, or $0.29 basic earnings per share, an increase of 9.9% and 7.4% respectively, as compared to net income of $784,000, or $0.27 basic earnings per share for the same three (3) month period in 2002. Diluted earnings per share were $0.29 for the three (3) months ended June 30, 2003, an increase of 7.4% over the diluted earnings per share of $0.27 for the three (3) months ended June 30, 2002.

For the six (6) months ended June 30, 2003, Stewardship Financial Corporation reported net income of $1.7 million or $0.58 basic earnings per share, an increase of 15.2% and 13.7% in net income and basic earnings per share respectively, as compared to net income of $1.5 million or $0.51 per share for the same six (6) month period in 2002. Diluted earnings per share were $0.57 for the six (6) months ended June 30, 2003, an increase of 11.8% over the diluted earnings per share of $0.51 for the six (6) months ended June 30, 2002.

Stewardship Financial Corporation's President and Chief Executive Officer Paul Van Ostenbridge stated, "We are pleased to report the earnings increase for the period ending June 30, 2003. The increase in net income for the quarter was 9.9%, while the increase for the first six months was 15.2%. This increase was due to the substantial growth in the bank's average earning assets and the quality of the loan portfolio. In addition, the income derived from strong residential mortgage originations continues to enhance corporate earnings."

Stewardship Financial Corporation's total assets reached $356.8 million at June 30, 2003, compared to $300.8 million at June 30, 2002, resulting in growth of 18.6%. Total deposits were $324.4 million at June 30, 2003, compared to $276.1 million a year ago, resulting in growth of 17.5%. Total stockholders' equity increased 14.8% to $25.5 million at June 30, 2003, compared to $22.2 million a year ago.

Stewardship Financial Corporation's subsidiary, the Atlantic Stewardship Bank, has banking offices in Midland Park, Hawthorne (2), Pequannock, Ridgewood, Waldwick, and Wayne (2), New Jersey. The bank is known for tithing 10% of its pre-tax profits to Christian and local charities. We invite you to visit our website at www.asbnow.com for additional information.



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                        Stewardship Financial Corporation
                              Financial Highlights
                                   (unaudited)
                     (In thousands, except per share data)


                                               Six Months Ended         Three Months Ended
                                                   June 30,                  June 30,

                                             2003       2002              2003        2002
                                        ----------------------------------------------------
Selected Operating Data:
Total interest income                   $    9,236   $   8,640         $   4,632   $  4,374
Total interest expense                       2,355       2,624             1,175      1,306
                                        ----------------------------------------------------
Net interest income before provision
     for loan loss                           6,881       6,016             3,457      3,068
Provision for loan loss                        225          70               110         30
                                        ----------------------------------------------------
Net interest income after provision
     for loan loss                           6,656       5,946             3,347      3,038
Noninterest income                           1,474       1,129               778        599
Noninterest expense                          5,488       4,823             2,794      2,447
                                        ----------------------------------------------------
Income before income tax expense             2,642       2,252             1,331      1,190
Income tax expense                             927         763               469        406
                                        ----------------------------------------------------
Net income                              $    1,715   $   1,489         $     862   $    784
                                        ====================================================

Basic earnings per share                $     0.58   $    0.51         $    0.29   $   0.27
Diluted earnings per share              $     0.57   $    0.51         $    0.29   $   0.27



                                                          At June 30,
                                                      2003            2002
                                                      ----            ----
Selected Financial Data:
Total assets                                       $356,794        $300,758
Total loans                                         235,895         194,529
Allowance for loan losses                             2,885           2,663
Total deposits                                      324,351         276,108
Stockholders' equity                                 25,496          22,200


                                            At or for the six month period ended
                                                            June 30,
                                                      2003             2002
                                                      ----             ----

Selected Financial Ratios:
Annualized return on average assets (ROA)             1.01%           1.05%
Annualized return on average equity (ROE)            13.94%          14.03%
Equity to total assets                                7.15%           7.38%
Book value per share                                  $8.52           $7.56

     All share data has been restated to include the effect of a 5% stock dividend paid in November, 2002 and a 3 for 2 stock split paid July 1, 2003.



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